Exhibit 99.1

ChineseInvestors.com, Inc. Announces its Wholly Owned Foreign Enterprise, CBD Biotechnology Co. Ltd.’s New Luxury Skincare Products Have Been Approved by the CFDA and will launch in China in February 2018

SAN GABRIEL, CA (February 5, 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announces that its wholly owned foreign enterprise CBD Biotechnology Co. Ltd. (“CBD Biotech”) will launch 4 new hemp infused skin care products and a cutting edge magnetic mask for the China Market in February 2018. The products have been approved for sale in China by the China Food and Drug Administration (“CFDA”). In November 2017, CBD Biotech launched its successful CBD Magic Hemp Series, an affordable hemp-infused skincare line which gained huge recognition thanks to online beauty influencer, The Godfather of Beauty.

CBD Biotech follows this successful product introduction with the launch of the new “Live Oxygen” series, a luxury skincare line that uses nanotechnology to penetrate the skin more effectively and is designed to maximize anti-aging effects and to restore the skin’s youthful glow. These products are designed to be safe for all skin types. The line includes:

The CBD Bio Tech Live Oxygen Cleanser, a gentle daily cleanser;

The CBD Bio Tech Live Oxygen Toner that hydrates the skin and balances oil, while minimizing pores;

The CBD Bio Tech Live Oxygen Facial Lotion, a light daily moisturizer; and

The CBD Bio Tech Live Oxygen Cream that provides a protective layer over the skin

In addition to the luxury Live Oxygen Series, CBD Biotech is launching the CBD BIO TECH Magnetic Mask, a leading-edge mask that utilizes magnet technology to create a low-grade electromagnetic current, which may help to rejuvenate when combined with its own blend of soothing, hydrating anti-inflammatory ingredients.

Summer Yun, CEO of CBD Biotechnology Co., Ltd., comments, “The growing Chinese middle-class has shown a desire for luxury skincare products. CBD Biotech is meeting market demands by offering cutting-edge products that use the latest skincare technologies and include our exclusive hemp infused formulas.

“CBD Biotech is establishing itself as a leader in the new hemp-infused skincare market in China and intends to grow its market share in the industry by continuing to expand its product lines, developing new, innovative products for target markets, and growing its online following through well-known, Chinese beauty influencers.”

1

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information visit ChineseInvestors.com

Subscribe and watch our video commentaries: https://www.youtube.com/user/Chinesefncom

Follow us on Twitter for real-time Company updates: https://twitter.com/ChineseFNEnglsh

Like us on Facebook to receive live feeds: https://www.facebook.com/Chinesefncom;

https://www.facebook.com/Chineseinvestors.com.english

Add us on WeChat: Chinesefn or download iPhone iOS App: Chinesefn

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

www.Chinesefn.com

www.Chinesehempoil.com

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com

2